NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon Refining Krotz Springs, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon Krotz Springs provides update on potential impact of
flooding on Louisiana operations

         DALLAS, TEXAS, May 11, 2011 - Alon Refining Krotz Springs, Inc. (the "Company") today provided an update on the potential impact on its Louisiana operations of record flooding of the Mississippi River that is affecting refineries, other businesses and residents throughout the Southern United States. The operation of the Company's refinery located in Krotz Springs, Louisiana may be disrupted by the expected opening of the Morganza Spillway by the Army Corps of Engineers (ACE) to combat the rising levels of the Mississippi River. According to ACE projections, the opening of the Morganza Spillway will result in higher water levels on the Atchafalaya River almost immediately, and within 10 to 14 days, floodwaters could migrate north to the area surrounding the refinery.
We are finalizing a plan to further protect the refinery and its equipment by constructing an additional levee to prevent floodwaters from entering into the refinery property. This new levee would supplement the existing levees on the North and East sides of the refinery. Additionally, this levee will join a new proposed levee to be constructed by the City of Krotz Springs to protect homes in Southern neighborhoods. We have also taken steps to minimize damage to our docks and other property that will remain outside of the levee system.
This remains a rapidly changing situation and there is uncertainty as to the ultimate effects of opening the Morganza Spillway, but we believe that any interruptions of barge and pipeline service that result could prevent the refinery from running at full rates for several weeks. It is also possible that we may be required to fully idle the facility for some of this time due to logistical or safety issues.
Paul Eisman, the Company's CEO and President, commented "Our primary concerns are the safety of our people and minimizing the longer term impact of these floods on the facility.  We are taking steps to insure the orderly and safe shutdown of the refinery if the need arises."

Alon Refining Krotz Springs, Inc., a subsidiary of Alon USA Energy, Inc. (NYSE: ALJ), owns and operates a high conversion crude oil refinery in Krotz Springs, Louisiana with a crude oil throughput capacity of approximately 83,000 barrels per day. The Krotz Springs refinery is located on the Atchafalaya River with direct access to the Colonial products pipeline and the Exxon crude system and services markets in the Southern and Eastern United States. The Krotz Springs refinery has been designated an OSHA VPP Star-certified location since 2003.
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